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                                                                     EXHIBIT  12



                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (in thousands of US dollars, except ratios)

                                                                                                            For the Nine
                                                                                                            Months Ended
                                                                  Fiscal Year Ended December 31,            September 30,
                                                       1995      1996       1997       1998        1999         2000
                                                     -------   -------   ---------   ---------   --------   -------------
Income (loss) before income taxes and minority
 shareholders' interests                             $55,714   $47,813   $(119,266)  $(189,141)  $(37,971)    $152,615
Add Loss (income) in equity affiliates                    --        --       1,272      20,434     32,810       (2,932)
  Interest expensed                                    1,297     1,144      12,782      20,137     17,822       12,868
  Amortized capitalized expenses related to
   indebtedness                                           --        --          --          --         18           55
  Estimated interest in rental payment                   792       715       1,395       1,323      1,593        1,134
  Amortization of capitalized interest                   741     2,001       4,101       5,295      6,054        7,604
                                                     -------   -------   ---------   ---------   --------     --------
     Earnings available for fixed charges            $58,544   $51,673   $ (99,716)  $(141,952)  $ 20,326     $171,344
                                                     -------   -------   ---------   ---------   --------     --------
Fixed Charges
  Interest expensed                                  $ 1,297   $ 1,144   $  12,782   $  20,137   $ 17,822     $ 12,868
  Interest capitalized                               $ 3,707     6,300      10,500       5,970      3,793       10,532
  Amortized capitalized expenses related to
   indebtedness                                           --        --          --          --         18           55
  Estimated interest in rental payment                   792       715       1,395       1,323      1,593        1,134
                                                     -------   -------   ---------   ---------   --------     --------
     Fixed charges                                   $ 5,796   $ 8,159   $  24,677   $  27,430   $ 23,226     $ 24,589
                                                     -------   -------   ---------   ---------   --------     --------
Ratio of earnings to fixed charges                    10.10X     6.33X          --          --      0.88X        6.97X
Deficiency of earnings available to cover fixed
 charges                                                  --        --     124,393     169,382      2,900           --
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